EXHIBIT A

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.001 per share, of Raptor Pharmaceutical Corporation, a Delaware corporation, and that this Agreement may be included as an Exhibit to such joint filing.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

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Signature Page

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the day of April 8, 2015.

Bidzina Ivanishvili	s/ Bidzina Ivanishvili Name: Bidzina Ivanishvili

George Bachiashvili	/s/ George Bachiashvili Name: George Bachiashvili

Meadowsweet Assets Limited	For and on behalf of Bukit Merah Limited Corporate Director By: /s/ Lau Chew Lui Name: Lau Chew Lui By: /s/ Dominik Birri Name: Dominik Birri

Credit Suisse Trust Limited
Credit Suisse Trust Limited in its capacity as trustee of the Mandalay Trust

For and on behalf of Credit Suisse Trust Limited

By:           /s/ Lau Chew Lui
Name:  Lau Chew Lui

By:          /s/ Dominik Birri
Name: Dominik Birri